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Ethan Allen Interiors Inc.

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On August 7, 2026, M. Farooq Kathwari, Chairman, President and CEO of Ethan Allen Interiors Inc., participated in an interview on Bloomberg Television. A written transcript of the interview is set forth below:

:06 – Douglas Bergeron:

You can't allow sales to decline every year for 20 years, because you'll eat into your fixed cost and you'll get negative operating leverage. So, the business is fundamentally very strong. The products are great. Farooq is correct, the domestic manufacturing is a huge advantage for the business in a tariff world, but there's been no attention paid to sales and marketing and especially digital.

:30 – Dani Burger, Female Correspondent:

Part of my interview with DGB Investments Founder Douglas Bergeron as he pushes for changes at Ethan Allen coming in as an activist investor. Shares are up this year of Ethan Allen and continue to rebound since hitting lows in May. Here with us now is Farooq Kathwari, Ethan Allen Chairman and CEO. Farooq, really great to see you this morning. Thank you so much for coming.

:50 – Dani Burger, Female Correspondent:

And I would love to just give you the platform and the chance to respond. Bergeron there saying you're like a tobacco company. You're sitting on cash; sales are dropping, yet you're still paying out dividends. He called your company a melting ice cube. What is your response and your message to the activist investor?

1:08 – M. Farooq Kathwari:

Well, first of all, it's good to be here. I have an office about two blocks from here, so it's not a long distance, and Ethan Allen Design Center here on 56th and Lexington. Well, you know, my perspective is that we think long term. We have been doing…and Ethan Allen has been around for 94 years. I've been around there for close to 40 years. We have given in the last 20 years close to $1 billion in dividends.

1:36 – M. Farooq Kathwari:

We have invested a great deal in capital expenditures. We've repositioned the company and we continue to do that. For instance, you know, we have today, our Design Centers—our stores are called Design Centers. We have now reduced the size of our Design Centers by 50% from about close to 14-15,000 ft. to an average of 7 or 8,000 ft.

2:01 – M. Farooq Kathwari:

And the reason I'll give, the reason why we have done it. We have…we are a vertically integrated company. We had 20 manufacturing plants only 8 or 10 years back. Today, we are focused in Vermont, North Carolina, Mexico and Honduras. We had about 15 national distribution centers, 100 warehouses. Today we have one national distribution center. A lot of this has been done in the last 6 or 8 years. Now, because this was the time of a lot of reinvention, a lot of focus on changing the size of the Design Centers.

2:34 – M. Farooq Kathwari:

We have less...our businesses is interior designers. We have today about 30 to 40% less interior designers than we had 4 or 5 years back, but much stronger technology.

2:45 – Dani Burger, Female Correspondent:

And Farooq, you know, that's all in well and good. But, you know, if I am channeling Douglas Bergeron, his argument would be it doesn't matter, because top line sales have decreased from 2007 to being $1 billion to nearly half of that amount. So, his argument is basically something has gone wrong. Why are top line sales then decreasing so much?

3:05 – M. Farooq Kathwari:

Well, because of the fact that we have focused on interior design, we have not focused on selling to a mass. Now, the interior design, the customer that we have has been more greatly impacted by the economy. Has been impacted with all the issues that we are faced with. Now, we could have increased our business by expanding our reach and going all over. We didn't. That is the reason. So, we felt it was important for us to maintain the credibility of our interior designers, maintain the credibility of our customers, and that has affected. But the good news is that they're coming back. We have reduced the size of our interior designers by 50%, reduced the size of interior Design Centers by 50%.

3:48 – M. Farooq Kathwari:

So, if we had done, that is, expanded our reach to go all over the place. They said, I mean, I know the arguments were we could have sold a lot through digital mediums, we could have sold through Wayfair and all those things. We felt that…we could have done that our sales would have gone up, but we felt that was not the right thing to do.

4:10 – M. Farooq Kathwari:

We wanted to maintain the credibility of our… We have one of the largest interior design networks, so taking care of them was important. And we said it's better for us to reduce, take care of them and then go back, and during that period, reposition everything. We have now repositioned our Design Centers. They are 50% smaller. We repositioned manufacturing, logistics, and now a lot of technology. I know one of the arguments are we are not in technology. We have a lot of technology.

4:37 – Michael McKee, Male Correspondent:

Well, there's one of the points that Bergeron makes is he argues that the stores are outdated and that you don't have a big digital presence, and that's where retail is going.

4:47 – M. Farooq Kathwari:

No, we are, actually our stores are not outdated. They're actually much more current than they’ve ever been. In the last 4 or 5 years, we have repositioned our Design Centers, both in locations and size and making them look beautiful. There’s one right, you know, two blocks from you here, you take a look at it. We used to have three years back, one on 30,000 sq. ft., right on 59th Street and Third Avenue next to Bloomingdales. We reduced the size because today, technology in interior design is playing a tremendously important part.

5:18 – Dani Burger, Female Correspondent:

I wonder if Farooq, because one of the things that Bergeron said was that in your 10-K and you've had kind of this boilerplate language in there for most of your annual filings saying that if there is a consumer shift into online, it's a threat for Ethan Allen. And he says that's outdated for 2026.

5:35 – M. Farooq Kathwari

No, that is not the case. We are not. We are. Our focus has been. In fact, when our customers come to our website, we encourage them to meet our interior designers. That's why our business on the website is less because we want them to interact with our interior designers. When they do that, our sale is 3 to 5 times more when a customer interacts with an interior designer. So yes, it is the fact that we are not doing a lot of business on the website. We also decided that it was important for the customers to interact with our designers. So, we encourage that.

6:09 – Dani Burger, Female Correspondent:

Right. And I know this has been your model, right, ss you've been emphasizing sort of interior design over online? Farooq, there's one specific thing that the activist said that I want to give you a chance to respond to, because he didn't just talk about the company as a whole.

6:22 – Dani Burger, Female Correspondent:

He talks about you yourself. And I think it's important for you to be able to respond to that. So just for our audience, in case they didn't see, I know you saw the interview just, just to show what he said. Here's specifically what Douglas Bergeron had to say on that.

6:34 – Douglas Bergeron

Farooq Kathwari deserves a lot of credit for the company that he's been running for 38 years, but he's 82 years old. Farooq has managed to lose market share in good markets, good housing markets and in bad housing markets. The press we’re getting with the proxy campaign will, I think, allow us to go out and find a very, very compelling CEO that could help transform this business.

6:57 – Dani Burger, Female Correspondent:

I mean, he's saying he doesn't want to just replace the board. Farooq. He wants to replace you.

7:01 – M. Farooq Kathwari:

Yeah, I know, I think that, you know, his statements are very, to me, amazing and wrong to push to attack personally on age. And I know that I checked him out. He's about 66, 67 years old. And I could say he looks 95. I won't say that. I won't say that. I look much younger than I am because I am.

7:23 – M. Farooq Kathwari:

I'm a mountain climber. I'm a sports person. I have a boat; I have a farm. So yes, the fact is, if I believe that I don't have the energy or the ability or the mind to run a business, then I should not be doing it. Our board, everybody else, has never raised this issue. They know that I am more active than somebody who is 30 years old.

7:47 – Dani Burger, Female Correspondent:

I haven't climbed any mountains recently. Just, just to underscore that point, I have not done that.

7:51 – M. Farooq Kathwari:

No, no, I like hiking. In fact, my son just bought a house in Aspen, and I'm going to go there so we can climb some mountains there.

8:00 – Michael McKee, Male Correspondent:

That'll be fun. But where does this go in the meantime? Now, Bergeron has a rather nuclear kind of proposal on the table, and I assume that's rejected out of hand. Is there any way you work with him to do any changes?

8:16 – M. Farooq Kathwari:

Well, look, I mean, we're always there to talk to people, to listen to people. He had talked to me before and I’d be happy to talk to him. I think that our board is a very distinguished, knowledgeable board, experienced board, and different areas of expertise. We have one of the strongest boards, and I know their focus is that we should do something short term, we should build a lot of business; we should do on e-commerce and everything else. I mean, we could do all of those things, but we have not done it because we want to continue the process of having an interior design network focus on great quality, great service. And we basically…think of this. We deliver our products for our customers at the same price. Whether you're living in Seattle, Chicago, Miami, New York. Now, that doesn't happen by accident. It is one of the very strongest network of logistics manufacturing. Our interior designers are very, very strong. Yes. In the last few years we have been impacted with all what is taking place in the marketplace. Now, we could have increased our business by going to other channels.

9:25 – M. Farooq Kathwari:

I said, no, we're going to continue the focus on interior design. We are very well positioned and, you know, we give good dividends. We've got good cash and we're going to continue to do that.

9:34 – Dani Burger, Female Correspondent:

Farooq, we really appreciate your time coming in and discussing this with us. I know this isn't your first time with an activist, so perhaps you have some practice going down this path. Again, thank you so much. We really appreciate it. That is Farooq Kathwari of Ethan Allen. Any mountains coming up besides Aspen?

9:50 – M. Farooq Kathwari:

Well, no, I always like it because, you know, first of all, as I said in Hudson, New York, I have the farm. I actually this book, you should read it. I wrote a book that says trailblazer, which says from the mountain of Kashmir to the summit of global business and beyond. So, that's my focus, is a mountain climber.

10:09 – Dani Burger, Female Correspondent:

And a good buzz marketer too, thank you for that.

10:12 - M. Farooq Kathwari

Very good book for you.

10:14 – Dani Burger, Female Correspondent

There you go.

10:15 – M. Farooq Kathwari:

Also, one more thing to say. One more I should say, I give you this is our current digital magazine. And guess what is there? It shows me on my farm.

10:23 – Dani Burger, Female Correspondent:

People pay money to get this ad space, so we're going to have to go and pay our bills and go to commercial break. Thank you again for joining us Farooq Kathwari of Ethan Allen. You're watching Bloomberg TV.

Additional Information and Where to Find It

The Company intends to file a proxy statement and BLUE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with its solicitation of proxies for its 2026 Annual Meeting of Stockholders (the "Annual Meeting"). THE COMPANY'S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC's website at www.sec.gov.

Participants in the Solicitation

M. Farooq Kathwari; Maria Eugenia Casar; David M. Sable; Tara I. Stacom; and Cynthia Ekberg Tsai are deemed to be "participants" (as defined in Section 14(a) of the Securities Exchange Act of 1934) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the Annual Meeting. Information about the compensation of the Company's non-employee Directors is set forth in the section titled "Director Compensation" in the Company's definitive proxy statement filed with the SEC on September 26, 2025 (the "2025 Proxy Statement"), at page 16, and is available here. Information about the compensation of Mr. Kathwari is set forth in the section titled "Compensation Discussion and Analysis" and the related Compensation Tables in the 2025 Proxy Statement at page 31 and is available here. Information regarding the participants' holdings of the Company's securities can be found in the section titled "Security Ownership" in the 2025 Proxy Statement, at page 42, and is available here. Additional updates to certain participants' holdings following the date of the 2025 Proxy Statement have been reflected in their subsequent Section 16 filings (Forms 3, 4 and 5), which are available on the SEC's website at www.sec.gov or on the Company's website at https://ir.ethanallen.com/sec-filings/section-16-filings.

Such filings are available on the Company's website at https://ir.ethanallen.com/sec-filings or through the SEC's website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company's proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Annual Meeting.